Exhibit 10.8

SECOND AMENDMENT TO LOAN AGREEMENTS

This Second Amendment to Loan Agreements (“Amendment”) is entered into as of this 3rd day of February, 2017, by and between AMERICAN FARMLAND COMPANY L.P., a Delaware limited partnership, (“Borrower”) and RUTLEDGE INVESTMENT COMPANY, a Tennessee corporation (“Lender”).

RECITALS

WHEREAS, Borrower and Lender executed that certain Loan Agreement, dated December 6, 2013 (the “First Loan Agreement”), pursuant to which Lender made a revolving credit loan to Borrower in the principal amount of $25,000,000 (the “First Loan”); and

WHEREAS, Borrower and Lender executed that certain Loan Agreement, dated January 14, 2015 (the “Second Loan Agreement”), pursuant to which Lender made a revolving credit loan to Borrower in the principal amount of $25,000,000 (the “Second Loan”); and

WHEREAS, Borrower and Lender executed that certain Loan Agreement, dated August 18, 2015  (the “Third Loan Agreement”), pursuant to which Lender made a revolving credit loan to Borrower in the principal amount of $25,000,000 (the “Third Loan”); and

WHEREAS, Borrower and Lender executed that certain Loan Agreement, dated December 22, 2015 (the “Fourth Loan Agreement”), pursuant to which Lender made a revolving credit loan to Borrower in the principal amount of $15,000,000 (the “Fourth Loan”); and

WHEREAS, Borrower and Lender executed that certain Loan Agreement, dated of even date herewith (the “Fifth Loan Agreement”), pursuant to which Lender is making a revolving credit loan to Borrower in the principal amount of $30,000,000 (the “ Fifth Loan”); and

WHEREAS, Borrower and Lender previously amended the terms and conditions of the First Loan Agreement, Second Loan Agreement, Third Loan Agreement and Fourth Loan Agreement pursuant to that certain Amendment to Loan Agreements dated December 22, 2015; and

WHEREAS, Borrower and Lender desire to amend certain terms and conditions of the First Loan Agreement, Second Loan Agreement, Third Loan Agreement, and Fourth Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender agree, as follows:

ARTICLE 1. DEFINITIONS

The following terms as used in the Amendment shall have following meanings:

1.1.    All terms not otherwise defined in this Amendment shall have the same meanings as defined in the Fifth Loan Agreement.

1.2.    The First Loan Agreement, the Second Loan Agreement, the Third Loan Agreement, and the Fourth Loan Agreement are hereinafter referred to collectively as the “Loan Agreements”.

1.3.    The Properties as defined in each of the Loan Agreements are hereinafter referred to   in the aggregate as the “Properties”.

1.4. The First Loan, the Second Loan, the Third Loan, and the Fourth Loan are hereinafter referred to collectively as the “Loans” and singularly as a “Loan”.

ARTICLE 2.  AMENDMENTS

2.1       Loan to Value Ratio.  The Loan Agreements are hereby amended to provide, as follows:

“  The aggregate loan amounts outstanding under the Loans and from time to time shall not exceed fifty percent (50%) of the Appraised Value of the Properties as determined by Lender during the prior twelve (12) months pursuant to updated Appraisals. Notwithstanding the foregoing, the loan to appraised value of properties securing a single Loan may increase to a maximum amount of sixty percent (60%) or less so long as the aggregate outstanding principal amounts under the Loans divided by the aggregate Appraised Value of the Properties is fifty percent (50%) or less. The foregoing covenants shall be tested annually in the fourth calendar quarter. In the Event of a Default under this Section 2.1, Borrower, at its election, shall have one hundred eighty (180) days (i) to cure such default by either paying down the aggregate outstanding principal amount of the Loans to an amount that would comply with this Section 2.1 or furnish additional first mortgage real estate collateral acceptable to Lender supported by title insurance, environmental due diligence and current Appraisals or (ii) deliver notice to Lender that Borrower will, at its own expense, obtain a new Appraisal of all or a portion of the Properties (a “Reappraisal Notice”).  If Borrower delivers such a Reappraisal Notice, Borrower shall, within 90 days after the date of the Reappraisal Notice, obtain and deliver to Lender a new Appraisal of all or a portion of the Properties which shall be acceptable to Lender in its reasonable but sole discretion.  Subject to Lender’s approval of the new Appraisal, promptly following receipt of such new Appraisal, Lender shall recalculate the loan to value ratio using the Appraisal Value stated therein (and, if the new Appraisal does not include all of the Properties, previously performed Appraisals of any such excluded Properties), and notify Borrower of the results. If such recalculated loan to value ratio is sufficient to comply with the loan to value requirements set forth in this Section 2.1, no further action by Borrower is required with respect to the loan to value requirements for the applicable period. However, if such recalculated loan to value ratio is insufficient for such purpose, Borrower shall have the option (at any time within the 180 day period, but no later than July 1 of any year) to (i) make a prepayment which, if made prior to the date of measurement of such recalculated loan to value ratio, would have caused Borrower to be in compliance with the loan to value requirements set forth herein or (ii) furnish additional first mortgage real estate collateral acceptable to Lender.

2.2  Extension of Maturities.  The loan maturity dates of the Loans shall be extended to January 1, 2022.

2.3  Guaranties.  In consideration of Lender extending the maturities of the Loans and making the Fifth Loan to Borrower, Farmland Partners, Inc., a Maryland corporation and Farmland Partners Operating Partnership, L.P., a Delaware limited partnership shall execute Guaranty Agreements in which they, jointly and severally, guarantee payment in full of the Loans.

2.4   Leverage Ratio.   (a) The First Loan Agreement and the Second Loan Agreement are hereby amended to add the following as a new Section 6.12:

“Borrower shall cause FPI to maintain during the term of the Loans, a Leverage Ratio of sixty percent (60%) or less. The foregoing covenant shall be tested annually;

(b)  The Third Loan Agreement and the Fourth Loan Agreement are hereby amended to delete Section 6.12 thereof in its entirety and substitute in lieu thereof the following:

“Borrower shall cause FPI to maintain during the term of the Loans, a Leverage  Ratio of sixty percent (60%) or less. The foregoing covenant shall be tested annually.

2.5   Cross Default.  The Loan Agreements are hereby amended to provide that an Event of Default under any one of the Loan Agreements shall constitute an Event of Default in all the Loan Agreements.

2.6  Loan Extension Fee.   In consideration of Lender extending the maturities of the Loans, Borrower agrees to pay Lender a loan extension fee in the amount of $180,000.00.

ARTICLE 3.  MISCELLANEOUS

3.1  Governing Law; No Third Party Rights.  This Amendment and the rights and duties of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with the laws of the State of Tennessee.

3.2  No Other Amendments.  All other terms and provisions of the Loan Agreements not modified or amended hereby shall remain in full force and effect and are reaffirmed by the parties hereto.

[Signatures follow on separate page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER:

AMERICAN FARMLAND COMPANY
L.P., a Delaware limited partnership

By:	FPI Heartland GP LLC, a
Delaware limited liability company, its
General Partner

By:	/s/ Luca Fabbri
Name:	Luca Fabbri
Chief Financial Officer

LENDER:

RUTLEDGE INVESTMENT COMPANY,
a Tennessee corporation

By:	/s/ Gwin S. Smith
Gwin S. Smith, President